Exhibit 10.5

GRANITE POINT MORTGAGE TRUST, INC.

DIRECTOR COMPENSATION POLICY

Effective upon the effectiveness of the registration statement for the initial public offering of Granite Point Mortgage Trust, Inc. (the “Company”), the independent directors of the Company shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:

Director Fees

We will pay director fees only to those members of our Board who are independent under the listing standards of the New York Stock Exchange (the “NYSE”).

Our goal is to provide compensation for our independent directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our directors with a mix of cash and equity-based compensation. As a result, each independent director will receive an annual fee of $100,000 for board service; the chairperson of the Audit Committee will receive an additional annual fee of $15,000; and the Lead Independent Director of the Board will receive an additional annual fee of $35,000. As more fully described below, the annual fees for service on the Board will be paid 50% in cash and 50% in fully vested shares of the Company’s common stock (each, a “Share”).

Director fees for independent directors who are appointed to serve on the Board for a partial term will be prorated from the date of appointment through the date of the Company’s next annual meeting of stockholders.

Director Fees Paid in Cash

Board Members

Each independent director shall be entitled to an annual cash retainer of $50,000 (the “Annual Cash Retainer”), payable quarterly in arrears as set forth below.

Audit Committee Chair and Lead Independent Director

In addition to the Annual Cash Retainer, an independent director who serves as the chairperson of the Company’s Audit Committee shall be entitled to an additional annual cash retainer equal to $7,500 (the “Audit Chair Annual Cash Retainer”) and an independent director who serves as the Lead Independent Director of the Board shall be entitled to an additional annual cash retainer equal to $17,500 (the “Lead Independent Director Annual Cash Retainer”). These additional cash retainers shall be payable quarterly in arrears as set forth below.

Payment of Cash Retainers

The Company shall pay the Annual Cash Retainers, the Audit Chair Annual Cash Retainer and the Lead Independent Director Annual Cash Retainer on a quarterly basis in arrears, subject to the director’s continued service to the Company as an independent director, chairperson of the

Audit Committee or the Lead Independent Director, as applicable, on the last day of the preceding quarter. Such cash amounts shall be prorated in the case of service for less than the entire quarter.

Director Fees Paid in Stock

Annual Equity Retainer for Board Members

Each continuing independent director shall automatically receive an annual equity retainer in the form of an award of fully vested Shares with a cash value of $50,000 (an “Annual Equity Retainer”), with the grant date of such award to be the date of the Company’s annual meeting of stockholders at which such independent director was elected or re-elected to serve by stockholders.

Annual Equity Retainer for Audit Committee Chair and Lead Independent Director

In addition to the Annual Equity Retainer, an independent director who serves as the chairperson of the Company’s Audit Committee shall automatically receive an annual equity retainer in the form of an award of fully vested Shares with a cash value of $7,500 (the “Audit Chair Annual Equity Retainer”) and an independent director who serves as the Lead Independent Director of the Board shall automatically receive an annual equity retainer in the form of an award of fully vested Shares with a cash value of $17,500 (the “Lead Independent Director Annual Equity Retainer”), in each case with a grant date of such award to be the date of the Company’s annual meeting of stockholders and annual meeting of the Board of Directors, at which such independent director was elected or re-elected to serve by stockholders and appointed to such position(s) by the Board of Directors.

Provisions Applicable to All Equity Awards

The number of Shares subject to an Annual Equity Retainer, an Audit Chair Annual Equity Retainer or a Lead Independent Director Annual Equity Retainer (each an “Equity Award” and collectively, the “Equity Awards”) shall be determined by dividing (x) the cash value of the award by (y) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) for a Share on the NYSE on the date of grant (i.e., the date of the applicable annual meeting of stockholders of the Company), rounded down to the nearest whole number of Shares. The Equity Awards shall be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the terms of the Common Stock Award Agreements entered into between the Company and each director in connection with such Equity Awards.

Expense Reimbursement

All independent directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall make expense reimbursements to all directors within a reasonable amount of time following submission by the director of reasonable written substantiation for the expenses.